EXHIBIT 4.25

[WHITE KNIGHT RESOURCES LOGO]

March 1, 2006

Ms. Kareen McKinnon
Vice-President, Corporate Development
c/o White Knight Resources Ltd.
Suite 922, 510 West Hastings St.
Vancouver, BC V6B 1L8

Dear Kareen:

Re:    Consulting Agreement

The Board of Directors has amended your Consulting Agreement dated April 6, 2005 as follows:

Section 5(a) is revised to read:

“The Company will pay to the Consultant a Consulting Fee in respect of each Month of Consulting in the Consulting Period of $5,000 (plus GST), payable on the 15th day of each month.”

Yours truly,

WHITE KNIGHT RESOURCES LTD.

/s/ Megan Cameron-Jones
_______________________________
Megan Cameron-Jones
Corporate Secretary and Director